Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Trustees and Shareholders
Lexington Realty Trust:

We consent to the incorporation by reference in the registration statements on Form S-3 (File Nos. 333-157860, 333-157859, 333-157858, 333-157857), and on Form S-8 (File No. 333-150958) of Lexington Realty Trust of our reports dated February 28, 2011, with respect to the consolidated balance sheets of Lexington Realty Trust and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Lexington Realty Trust. The 2008 financial statements of Lex-Win Concord LLC (“Concord”), a 50 percent-owned investee company, were audited by other auditors whose report was furnished to us, and our opinion on the Company’s consolidated financial statements for the year ended December 31, 2008, insofar as it relates to the amounts included for Concord, is based solely on the report of the other auditors.

(signed) KPMG LLP

New York, New York
February 28, 2011